CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Senior Notes	$800,000,000	$91,680

PROSPECTUS	Pricing Supplement Number: 5561
Dated December 1, 2011	Filed Pursuant to Rule 424(b)(2)
PROSPECTUS SUPPLEMENT	Dated September 4, 2012
Dated December 1, 2011	Registration Statement: No. 333-178262

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Senior Unsecured Fixed Rate Notes)

Investing in these notes involves risks. See “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2011 filed with the Securities and Exchange Commission and in the Prospectus and Prospectus Supplement pursuant to which these notes are issued.

Issuer:	General Electric Capital Corporation

Trade Date:	September 4, 2012

Settlement Date (Original Issue Date):	September 7, 2012

Maturity Date:	July 2, 2015

Principal Amount:	US $800,000,000

Price to Public (Issue Price):	101.436%

Agents Commission:	0.20%

All-in Price:	101.236%

Accrued Interest:	$2,347,222.22

Net Proceeds to Issuer:	US $812,235,222.22

Treasury Benchmark:	0.250% due August 15, 2015

Treasury Yield:	0.306%

Spread to Treasury Benchmark:	Plus 0.80%

Reoffer Yield:	1.106%

Interest Rate Per Annum:	1.625%

Interest Payment Dates:	Semi-annually on the 2nd day of each January and July, commencing January 2, 2013 and ending on the Maturity Date

Day Count Convention:	30/360, Following Unadjusted

Business Day Convention:	New York

Filed Pursuant to Rule 424(b)(2)
Dated September 4, 2012
Registration Statement No. 333-178262

Denominations:	Minimum of $1,000 with increments of $1,000 thereafter

Call Notice Period:	None

Put Dates (if any):	None

Put Notice Period:	None

CUSIP:	36962G5Z3

ISIN:	US36962G5Z35

Plan of Distribution:

The Notes are being purchased by the underwriters listed below (collectively, the “Underwriters”), as principal, at 101.436% of the aggregate principal amount less an underwriting discount equal to 0.20% of the principal amount of the Notes.

Institution	Commitment

Lead Managers:

CastleOak Securities, L.P.	$144,000,000

Lebenthal & Co., LLC	$144,000,000

Samuel A. Ramirez & Company, Inc.	$144,000,000

The Williams Capital Group, L.P.	$144,000,000

Citigroup Global Markets Inc.	$80,000,000

Blaylock Robert Van, LLC	$60,000,000

Mischler Financial Group, Inc.	$60,000,000

Co-Managers:

Barclays Capital Inc.	$8,000,000

Credit Suisse Securities (USA) LLC	$8,000,000

Merrill Lynch, Pierce, Fenner & Smith Incorporated	$8,000,000

Total	$800,000,000

The Issuer has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Reopening of Issue

The Notes are intended to be fully fungible and be consolidated and form a single issue for all purposes with the Issuer’s issue of US$400,000,000 aggregate principal amount of Senior Unsecured Fixed Rate Notes due July 5, 2015 as described in the Issuer’s pricing supplement number 5461 dated June 27, 2012.

Filed Pursuant to Rule 424(b)(2)
Dated September 4, 2012
Registration Statement No. 333-178262

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.

Legal Matters:

In the opinion of Fred A. Robustelli, as counsel to the Company, when the securities offered by this prospectus supplement have been executed and issued by the Company and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such securities will be valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors generally, including, without limitation, the effect of statutory or other laws regarding fraudulent transfers or preferential transfers, and general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies, regardless of whether enforceability is considered in a proceeding of equity or law, provided that such counsel expresses no opinion as to the effect of any waiver of stay, extension or usury laws or provisions relating to indemnification, exculpation or contribution, to the extent that such provisions may be held unenforceable as contrary to federal or state securities laws, on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the Federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated December 1, 2011, which has been filed as Exhibit 5.1 to the Company’s registration statement on Form S-3 filed with the Securities and Exchange Commission on December 1, 2011.